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EXHIBIT 10.25

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

THIS SEPARATION AND RELEASE AGREEMENT (the “Agreement”), dated August 15, 2003 is entered into by IRA MARKS (“Executive”) and NANOGEN, INC., a Delaware corporation (the “Company”).

WHEREAS, Executive and the Company have had a business relationship wherein Executive has been an officer, and employee of the Company; and

WHEREAS, Executive and the Company wish to end their relationship with all actual and potential disputes between them completely and amicably resolved:

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and in consideration of the amounts to be paid by the Company to Executive under this Agreement, amounts which Executive is not otherwise entitled to receive, Executive and the Company hereby agree as follows:

1.    Resignation from Company. Until September 5, 2003 Executive shall continue to be an employee of the Company and be entitled the all of the benefits and obligations connected therewith. Executive shall resign as an officer of the Company effective September 5, 2003 and shall no longer be employed as an employee of the Company effective September 5, 2003 (“Severance Date”). Executive agrees that at all times he is employed with the Company, he will fully and faithfully discharge the duties and responsibilities of his position with the Company, as requested by the Company’s President. The Executive agrees that from and after the Severance Date, for a period of up to two (2) months (as requested by the Company’s President) the Executive shall assist the Company in transitioning his responsibilities to other employees of the Company. Both parties acknowledge that such transition shall not require the Executive to do more than make introductions, facilitate meetings and attend telephonic meetings with employees of the Company. All such activities during the transition period shall be via telephone and at both parties mutual convenience and shall not require Executive to travel.

2.    Severance Compensation.

(a)    Cash Payments. The Company will continue to pay Executive a salary of $17,500 per month through the Severance Date. Such payments shall be made according to the customary and regular payroll policies then in effect for the Company. On September 5, 2003, the Company shall pay Executive all accrued vacation pay due through the Severance Date and the Company shall make a lump sum payment equal to two (2) months salary to Executive plus Executive’s regular salary through the Severance Date via automatic deposit, all such payments shall be less standard tax withholdings and any other required deductions.

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(b)    Extend Exercise Date for Certain Stock Options. On the Severance Date, Executive’s vested incentive stock options and nonqualified stock options for 39,583 shares of the Company’s Common Stock with an exercise price of $5.35 per share and for 658 shares of the Company’s Commons Stock with an exercise price of $1.901 per share shall remain exercisable for a period of two (2) years from the Severance Date, subject to the restrictions described below in Section 5. Any incentive stock options held by Executive with an exercise price below the closing price of the Company’s Common Stock on the Severance Date shall become nonqualified stock options on the Severance Date and any incentive stock options with an exercise price above the closing price of the Company’s Common Stock on the Severance Date shall remain incentive stock options for up to three (3) months after the Severance Date and thereafter shall become nonqualified stock options. Executive acknowledges and agrees that he must consult with his own tax advisor or attorney regarding the appropriate tax treatment for all of his incentive stock options, nonqualified stock options and restricted stock options and that he is not depending on any employee of the Company to provide such advice. The Company agrees that in the event of a reorganization, merger, acquisition or similar transaction, that the Executive’s stock options shall remain as options in the new entity (subject to dilution) and Executive shall not be required to exercise such options in order to participate in such reorganization (it being the intent of the parties that such options shall remain as options in the new entity); provided, however that this sentence shall not apply to any such transaction that is ordered by a Federal or state Court or any such transaction which would be prohibited by law or regulation if such options were offered in the new entity.

3.    Other Benefits. Other than as provided for in Section 2 and this Section 3, following the Severance Date, Executive shall not be eligible to participate in any of the Company’s employee benefit plans (including, without limitation, the 401(k) plan), fringe benefit programs, and group insurance arrangements, except under COBRA, the stock option agreements and stock vesting programs described in Section 2 (b) for the periods described therein.

4.    Tax Liability. Executive shall be responsible for all tax liability associated with any payments made pursuant to Section 2 or Section 3, except as described herein.

5.    Non-Competition. As consideration for the severance compensation described in Section 2 and in order to protect the Company’s trade secret and other “confidential information” of the Company as described below in Section 7, during a period of two (2) months from the Severance Date, Executive shall not, other than with the prior written consent of the Board of Directors of the Company, engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) with a company currently commercializing microarray technology for use in clinical molecular diagnostics, provided that Executive may own less than two percent of the outstanding securities of any such publicly traded competing corporation. Any violation by Executive of this Section 5 shall result in the immediate cancellation of the extended exercise period for all options described in Section 2 and the Company may thereafter take whatever other legal steps it deems necessary to enforce

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this provision and protect the Company’s confidential information.

6.    Nonsolicitation. During a period of one (1) year after the Severance Date, Executive will not directly or indirectly engage, encourage or participate in the solicitations of any employee or consultant of the Company to leave the Company for any reason or to devote less than all of any such employee’s efforts to the affairs of the Company.

7.    Nondisclosure. During the term of this Agreement and thereafter, Executive shall not, without the prior written consent of management, disclose or use for any purpose (except in the course of his service under this Agreement and in furtherance of the business of the Company) confidential information or proprietary data of the Company, except as required by applicable law or legal process; provided, however, that “confidential information” shall not include any information known generally to the public or ascertainable from public or published information (other than as a result of unauthorized disclosure by Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company. Executive agrees to deliver to the Company at the termination of his service, or at any other time that the Company may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company which he may then possess or have under his control. Executive’s obligations to the Company under the Proprietary Information, Inventions and Dispute Resolution Agreement, dated December 17, 2001 by and between the Company and Executive (the “Proprietary Inventions Agreement”) shall remain in full force and effect, notwithstanding the release contained herein.

8.    Release. Executive acknowledges that the severance package described herein is given in exchange for his signing this Agreement, and he is not otherwise entitled to receive such benefits from the Company. Executive agrees that the severance package is in full satisfaction of any claims, liabilities, demands or causes of action, known or unknown and he hereby releases and forever discharges the Company and each of its past and present directors, managers, officers, shareholders, agents, consultants, advisers, employees, attorneys, servants, parents, subsidiaries, employee benefit plans, predecessors, successors and assigns, and each of them separately and collectively (the “Releasees”) from any and all claims, liens, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, known or unknown, that he ever had, now has or may hereafter claim to have against the Releasees. The release includes, but is not limited to:

(a)    any and all claims relating to mental, physical or emotional injuries sustained from invasion of privacy, to defamation, to interference with prospective economic advantage, to intentional or negligent infliction of emotional distress, to Executive’s employment or nonemployment by the Company, to the termination of his employment, to any status, term or condition in such employment, or to any physical or mental harm or distress from such employment or from termination of such employment;:

(b)    any and all claims under California statutory or decisional law pertaining to

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wrongful discharge, discrimination, retaliation or breach of contract or breach of public policy;

(c)     any and all claims under the Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964 or the Americans with Disabilities Act;

(d)    any and all claims for costs, expenses or attorneys’ fees;

(e)    any claims to rehire rights; provided, however, that claims for vested benefits and claims for workers’ compensation and unemployment insurance benefits are not waived; and

(f)    any and all claims relating to the tax obligation for which Executive may become liable as a result of this release or the payment of consideration referred to above.

Execution of this Agreement does not bar any claims for breach of this Agreement. The Company releases Executive from any claims it may have against Executive prior to the date of this Agreement, including (but not limited to) such claims as are specified in this Section 8. This Agreement recognizes the rights and responsibilities of the Equal Employment Opportunity Commission (“EEOC”) to enforce the statutes which come under its jurisdiction and is not intended to prevent Executive from participating in any investigation or proceeding conducted by the EEOC; provided, however, that nothing in this section limits or affects the finality or the scope of the release provided in this Section 8, the waiver provided in Section 9 or the agreement to submit claims to final and binding arbitration.

(g)    Opportunity to Revoke. Executive acknowledges that he is aware that he has twenty-one (21) calendar days to decide whether to enter into this agreement and release of claims, and return this executed agreement to the Company. Executive agrees that he was offered twenty-one (21) calendar days to consider this agreement and release. This period is designed to allow Executive to consult with a financial advisor, accountant, attorney or anyone else whose advice Executive needs. Executive should consult appropriate advisors, including an attorney, during this period.

Executive further acknowledges that he is aware that he may revoke this agreement and release of claims within seven (7) business days after it is signed and received by the Company. He further agrees that he is aware that in the event he timely exercises his right of rescission he will have no rights to the severance payment or other rights under this Agreement offered by the Company. .

9.    Waiver. The parties expressly waive all rights under Section 1542 of the Civil Code of California which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with

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the debtor.”

The parties agree that the possibility that such unknown claims exist was taken into account in determining the amount of consideration to be paid for the giving of this Agreement.

10.    Covenant Not To Sue. Executive covenants and agrees that he will never, individually or with any person or in any way, commence or aid in any way, except as required by due legal process, prosecute or cause or permit to be commenced or prosecuted, any action or other proceeding based upon any claim which is the subject of this Agreement. This Agreement shall be deemed breached and a cause of action shall be deemed to have accrued immediately upon the commencement or prosecution of any action or proceeding contrary to this Agreement. Executive agrees that if he brings an action to challenge the enforceability of this Agreement, he will tender to a neutral escrow, as designated by the Company, all consideration that he received pursuant to this Agreement.

In the event of any breach of this Section 10, the Company shall be entitled to recover not only the amount of judgment which may be awarded against such releasee, but also all such other damages, costs and expenses as may be incurred by such releasee, including court costs, attorneys’ fees and all costs and expenses, taxable or otherwise, in preparing the defense of or defending against, or seeking or obtaining an abatement of or injunction against, any action or proceeding brought in violation of this Section 10 and in prosecuting any claim, counterclaim or cross-claim based hereon.

11.    No Assignment; Authority. The parties represent and warrant that no other person had or has or claims any interest in the claims referred to in Section 8 above; that they have the sole right and exclusive authority to execute this Agreement; that they have the sole right to receive the consideration paid therefor; and that they have not sold, assigned, transferred, conveyed or otherwise disposed of any claim or demand relating to any matter covered by this Agreement.

12.    No Admission. The parties acknowledge that the payment of consideration, referred to herein, is made solely for the purpose of purchasing peace and eliminating possible involvement in protracted litigation based upon disputed claims that the other could make and does not constitute an admission or concession of any liability on account of any of said claims, liability for which is expressly denied by all releasees.

13.    Confidentiality. The parties covenant and agree to maintain the confidentiality of the existence and terms of this Agreement, including (without limitation) the nature and payment of consideration referred to in this Agreement and to make no voluntary statement, except as may be necessary for the purposes of audit, taxation returns or other disclosures required by law.

14.    Miscellaneous Provisions.

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(a)    Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Assistant Secretary.

(b)    Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)    Whole Agreement. No agreements (including any employment agreement), representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof, except that the Proprietary Inventions Agreement shall remain in full force and effect.

(d)    Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (other than choice-of-law provisions).

(e)    Arbitration. Any dispute arising out of or relating to this Agreement, or the breach termination or validity thereof (including the determination of the interpretation or scope of this agreement to arbitrate), shall be resolved first by mediation pursuant to the Employment Mediation Rules of the American Arbitration Association. If mediation is not successful, then the dispute shall be resolved by a single neutral arbitrator in binding arbitration administered by the American Arbitration Association under its Rules for the Resolution of Employment Disputes. The arbitration shall take place in San Diego, California, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The Company shall bear the costs of arbitration if Executive prevails. If the Company prevails, Executive shall pay half the cost of the arbitration or $500.00, whichever is less. Each party shall pay its own attorneys’ fees, unless the arbitrator orders otherwise, pursuant to applicable law, except as provided in Section 10.

(f)    Consultation with Counsel. Executive acknowledges that he has been advised and had the opportunity to consult legal counsel prior to signing this Agreement and that he is entering into this Agreement knowingly and voluntarily.

(g)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof, which

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shall remain in full force and effect.

(h)    Assignment and Successors. Neither party shall assign any right or delegate any obligation hereunder without the other party’s written consent, and any purported assignment or delegation by a party hereto without the other party’s written consent shall be void. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and Executive, his heirs, executors, administrators and legal representatives.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer.

By:	/s/ Ira Marks

Ira Marks

NANOGEN, INC.

By:	/s/ Bruce A. Huebner

Bruce A. Huebner Chief Operating Officer